[Letterhead of Hunton & Williams]







                                  [Insert Date]




[Name of Sponsor(s) and Trustee]





                    Municipal Securities Trust, Series __ and
                             Multi-State Series __,
                                 Virginia Trust

Gentlemen:

         We are acting as special Virginia counsel to [Name of Sponsor(s) and Trustee] (together, the "Sponsor(s)"), on Virginia tax matters relating to the Virginia Trust (the "Virginia Trust") included as part of the Municipal Securities Trust, Series __ and Multi-State Series __ (the "Fund"). ____ units of beneficial interest in the Virginia Trust (the Units") are to be sold pursuant to an effective registration statement on Form S-6 (Registration No. 33-_____) under the Securities Act of 1933 (the "Registration Statement"), filed by the Sponsors on behalf of the Fund, covering the Units and units of the other trusts described in the Registration Statement.

         The Virginia Trust is to be established and the Units are to be created pursuant to a trust indenture and agreement, dated the date hereof (the "Trust Agreement"), among the Sponsor(s), [Name of Trustee and Evaluator]. The portfolio of the Virginia Trust will consist entirely of bonds issued by (i) the Commonwealth of Virginia or municipalities, authorities or political subdivisions thereof or (ii) the Government of Puerto Rico or by its authority (collectively the "Bonds").

         We have examined originals or certified copies, or copies otherwise identified to our satisfaction, of the Trust Agreement, the Registration Statement and such other documents as we have deemed necessary for the purpose of this opinion. We have assumed for purposes of rendering the following opinions that the Virginia Trust is a grantor trust under the grantor trust rules



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of Sections 671-679 of the Internal Revenue Code of 1986, as amended. We have also examined and relied upon the opinion to the Sponsor(s) of [ ], counsel to the Sponsor(s), with respect to the matters of Federal income tax law set forth in the Prospectus included in the Registration Statement.

         Based on the foregoing, we are of the opinion that, insofar as the law of the Commonwealth of Virginia is concerned, upon the establishing of the Virginia Trust and the issuance of the Units thereunder:


         1. The Virginia Trust will be taxable as a grantor trust for Virginia income tax purposes with the result that income of the Virginia Trust will be treated as income of the Unit holders. Consequently, the Virginia Trust will not be subject to any income or corporate franchise tax imposed by the Commonwealth of Virginia, or its subdivisions, agencies or instrumentalities.

         2. Interest on the Bonds that is exempt from Virginia income tax when received by the Virginia Trust will retain its tax-exempt status in the hands of the Unit holders.

         3. A Unit holder will realize a taxable event when the Virginia Trust disposes of a Bond (whether by sale, exchange, redemption or payment at maturity) or when the Unit holder redeems or sells his Units, and taxable gain for Federal income tax purposes may result in taxable gain for Virginia income tax purposes. However, when a Bond has been issued under an Act of the Virginia General Assembly which provides that all income from such Bond, including any profit made from the sale thereof, shall be free from all taxation by the Commonwealth of Virginia, any such profit received by the Virginia Trust will retain its tax-exempt status in the hands of the Unit holders.

         In rendering the foregoing opinion, we have not passed on or considered, among other things, the due authorization and delivery of the Bonds or the Virginia income tax status of interest on the Bonds.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to this firm in the Registration Statement under the headings "Tax Status" and "Other Matters - Legal Opinions."

         This letter is solely for the benefit of the Sponsor(s) and is not to be quoted in whole or in part or otherwise referred to



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in any document, other than as set forth in the preceding paragraph, without our prior written consent.


                                        Very truly yours,



35/295/370



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